Exhibit 99.1

Northfield, Illinois, October 21, 2015 -- Stepan Company (NYSE: SCL) today reported:

Stepan Reports Higher Third Quarter Results and

Announces Forty-Eighth Consecutive Year of Dividend Increases

Third Quarter Highlights

•	Reported net income was $24.9 million or $1.09 per diluted share, an 85% increase versus $13.5 million or $0.59 per diluted share in the prior year.

•	Adjusted net income* was $21.1 million or $0.92 per diluted share, a 35% increase versus $15.6 million or $0.68 per diluted share in the prior year.

•	Surfactant operating income was $21.8 million, a 96% increase versus prior year. Polymer operating income was $24.6 million, a 35% increase versus prior year.

•	Total sales volume increased 7%. Surfactant and Polymer sales volumes increased 8% and 4%, respectively.

•	The effects of foreign currency translation negatively impacted net income by $2.8 million or $0.12 per diluted share versus prior year.

YTD Highlights

•	Reported net income was $63.1 million or $2.76 per diluted share versus $50.9 million or $2.22 per diluted share in the prior year.

•	Adjusted net income* was $62.4 million or $2.73 per diluted share versus $49.0 million or $2.14 per diluted share in the prior year.

•	The effects of foreign currency translation negatively impacted net income by $6.9 million or $0.30 per diluted share versus prior year.

*

Adjusted net income is a non-GAAP measure which excludes Deferred Compensation Income/ Expense as well as other significant and infrequent/non-recurring items. See Table II for this non-GAAP reconciliation.

“Our third quarter operating results benefited from continued earnings improvements in Surfactants and a strong performance in Polymers, partially offset by a decline in Specialty Products,” said F. Quinn Stepan, Jr., President and Chief Executive Officer. “Actions taken to improve product mix, improve asset utilization, reduce costs and improve efficiency are contributing to income growth despite the negative impacts of a strong U.S. dollar.”

“We are pleased with our year over year improvement and our focus remains on generating long-term sustainable earnings growth.  During the quarter, we made significant progress on a number of key strategic initiatives. Our long-term supply agreement with The Sun Products Corporation, announced on July 9, 2015, has significantly improved our North American sulfonation capacity utilization.  We have successfully integrated our second quarter purchase of a sulfonation plant in Bahia, Brazil.  We have advanced projects to add polyol capacity in China, Poland and the United States.  Our previously announced efficiency improvement program is delivering expected results.”

Financial Summary

	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands, except per share data)	2015	2014	% Change	2015	2014	% Change
Net Sales	$444,011	$491,429	(10)%	$1,356,876	$1,472,982	(8)%
Operating Income	$38,794	$22,253	74%	$102,567	$81,690	26%

Net Income	$24,912	$13,491	85%	$63,096	$50,862	24%
Earnings per Diluted Share	$1.09	$0.59	85%	$2.76	$2.22	24%
Adjusted Net Income *	$21,098	$15,579	35%	$62,441	$48,972	28%
Adjusted Earnings per Diluted Share*	$0.92	$0.68	35%	$2.73	$2.14	28%

* See Table II for a reconciliation of non-GAAP Adjusted Net Income and Earnings per Diluted Share.

Summary of Third Quarter Adjusted Net Income Items

Adjusted net income excludes non-operational deferred compensation income and/or expense as well as certain other significant and infrequent or non-recurring items.

•	Deferred Compensation: The current year quarter includes $3.8 million of after-tax income versus $2.7 million of after-tax income in the prior year.

•	Environmental Reserve: The prior year quarter includes $2.7 million of after-tax environmental reserve expense associated with the Company’s Maywood, New Jersey site.

•	Customer Bankruptcy: The prior year quarter includes $2.1 million of after-tax expense for a Phthalic Anhydride customer that filed for bankruptcy.

Percentage Change in Net Sales

The decrease in quarterly net sales was primarily due to lower selling prices related to certain pass-through contract requirements associated with lower raw material costs and the negative impact of foreign currency translation resulting from the stronger U.S. dollar.  These decreases were partially offset by 7% volume growth in the quarter.  Surfactant and Polymer volumes grew by 8% and 4% respectively.

	Three Months Ended September 30, 2015	Nine Months Ended September 30, 2015
Volume	7%	4%
Selling Price	(9)%	(5)%
Foreign Translation	(8)%	(7)%
Total	(10)%	(8)%

Segment Results

	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands)	2015	2014	% Change	2015	2014	% Change
Net Sales
Surfactants	$290,830	$318,486	(9)%	$921,124	$987,957	(7)%
Polymers	134,726	152,955	(12)%	377,703	420,332	(10)%
Specialty Products	18,455	19,988	(8)%	58,049	64,693	(10)%
Total Net Sales	$444,011	$491,429	(10)%	$1,356,876	$1,472,982	(8)%

	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands, all amounts pre-tax)	2015	2014	% Change	2015	2014	% Change
Operating Income
Surfactants	$21,762	$11,115	96%	$79,758	$48,692	64%
Polymers	$24,588	$18,268	35%	$62,802	$47,538	32%
Specialty Products	$(268)	$3,029	(109)%	$3,498	$10,600	(67)%

Total segment operating income increased $13.7 million or 42% versus the prior year quarter.  Total segment operating income is up $39.2 million or 37% year to date.

•

Surfactant sales were $290.8 million in the third quarter, $27.7 million less than prior year.  The translation impact of a stronger U.S. dollar decreased sales by $29.3 million.  Sales volume increased 8% in the third quarter. North American sales volume increased 6% mostly due to higher consumer product sales.  Strong volume growth in Brazil and Europe, 32% and 6% respectively, was slightly offset by lower sales in Asia and Mexico.  Surfactant operating income increased $10.6 million or 96% versus the prior year quarter.  All regions, with the exception of Asia, delivered operating income growth in the quarter.  North America benefited from the earnings leverage effect of the aforementioned volume growth.

•

Polymer sales were $134.7 million in the third quarter, an $18.2 million decrease versus prior year.  The translation impact of a stronger U.S. dollar decreased sales by $8.8 million and lower selling and raw material prices also contributed to the net sales decrease.  Sales volume increased 4% in the quarter primarily due to continued growth in European polyols used in rigid foam insulation and insulated metal panels.  Operating income was a record $24.6 million, an increase of $6.3 million or 35% versus the prior year quarter.  The current year improvement was primarily attributable to the volume growth in Europe, the non-recurrence of a $3.4 million expense for a Phthalic Anhydride customer that filed for bankruptcy in 2014 and improved results in the North American C.A.S.E (Coatings, Adhesives, Sealants and Elastomers), powdered resins and rigid polyols markets.

•

Specialty Products operating income declined $3.3 million or 109% versus the prior year quarter.  Sales volume and gross profit margins were both lower.  The sales volume decline was attributable to normal, recurring order timing differences by food and flavoring product customers.  The margin decline was attributable to higher raw material costs required to serve the nutraceutical markets.

Corporate Expenses

	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands)	2015	2014	% Change	2015	2014	% Change
Total - Corporate Expenses	$7,288	$10,159	-28%	$43,491	$25,140	73%
Deferred Compensation Expense/(Income)*	$(6,922)	$(4,090)	69%	$1,228	$(9,755)	NM
Adjusted Corporate Expense	$14,210	$14,249	—	$42,263	$34,895	21%

* See Table III for a discussion of deferred compensation plan accounting.

•

For the third quarter, corporate expenses, excluding deferred compensation, were flat with prior year.  Higher incentive-based compensation expenses and higher consulting expenses related to our efficiency efforts were primarily offset by lower environmental remediation expenses.  The year to date increase of $7.4 million, or 21%, is attributable to the same types of expenses.

Income Taxes

The effective tax rate was 28% for the first nine months of 2015 compared to 27% for the first nine months of 2014.  The increase was primarily attributable to an unfavorable non-recurring tax charge related to a foreign income tax audit recorded in the second quarter of 2015.

Selected Balance Sheet Information

The Company’s net debt level on a sequential basis increased $2.9 million for the quarter while the Net Debt ratio increased slightly to 25% from 24% yet remains below 2014 year-end levels.

($ in millions)	9/30/15	6/30/15	3/31/15	12/31/14
Net Debt
Total Debt	$341.5	$260.5	$283.7	$273.9
Cash	160.5	82.4	97.3	85.2
Net Debt	$181.0	$178.1	$186.4	$188.7
Equity	551.6	552.0	530.5	536.9
Net Debt + Equity	$732.6	$730.1	$716.9	$725.6
Net Debt / (Net Debt + Equity)	25%	24%	26%	26%

The third quarter increases in cash and debt were primarily due to the $100 million 3.95% Senior Notes offering previously announced on July 13, 2015.  The debt proceeds will be used to fund typical capital expenditures, pay off existing higher cost debt according to normal payoff schedules and fund investments that support the Company’s strategic initiatives.

The major working capital components are:

($ in millions)	9/30/15	6/30/15	3/31/15	12/31/14
Net Receivables	$267.5	$264.5	$271.5	$270.5
Inventories	179.9	178.6	172.2	183.2
Accounts Payable	(140.4)	(140.0)	(142.1)	(157.0)
	$306.8	$303.1	$301.6	$296.7

The Company had capital expenditures of $36 million during the quarter and has spent $90 million through the first nine months of 2015.  This compares to $23 million and $62 million, respectively, in the prior year.

Outlook

“After nine months, we are positioned to deliver earnings growth for the full year,” said F. Quinn Stepan, Jr., President and Chief Executive Officer.

“Surfactant earnings should continue to benefit from new laundry detergent volumes in North and Latin America, continued diversification of our business in Europe as well as contributions from our efficiency program and improved operations overall.

Given the current and forecasted price of petroleum, Stepan Company and Nalco Company have decided to dissolve their TIORCO enhanced oil recovery joint venture.  Both Stepan and Nalco will continue to participate in enhanced oil recovery, but will do so with groups integrated into their respective organizations.  Stepan Company expects to take a charge during the fourth quarter of between $3 to $4 million on a pre-tax basis to restructure its enhanced oil recovery efforts.

We expect Polymer income growth to continue to be driven by higher polyol volumes used in rigid insulation and metal panels.  In the fourth quarter, planned maintenance activity in our North American phthalic anhydride plant will negatively impact earnings.  Construction projects to add polyol capacity in China, Poland and the United States are progressing well.  In China, plant commissioning expenses will begin in the fourth quarter.  2016 volumes will be less than anticipated due to reduced demand associated with the current construction environment in China.

Overall, we believe we have restored earnings momentum in 2015, as we continue to position the Company for further earnings growth in 2016.”

Dividend Declaration

On October 20, 2015, the Board of Directors of Stepan Company declared a 5.6% increase in the Company’s quarterly cash dividend on its common stock to $0.19 per share.  The dividend is payable on December 15, 2015, to common stockholders of record on November 30, 2015. The increase marks the forty-eighth consecutive year in which the quarterly dividend rate on the Company’s common stock has increased.

Conference Call

Stepan Company will host a conference call to discuss the current quarter results at 10:00 a.m. ET (9:00 a.m. CT) on October 21, 2015. The call can be accessed by phone and webcast. Telephone access will be available by dialing +1 (800) 950-3502, and the webcast can be accessed through the Investor Relations/Conference Calls page at www.stepan.com. A webcast replay of the conference call will be available at the same location shortly after the call.

Corporate Profile

Stepan Company is a major manufacturer of specialty and intermediate chemicals used in a broad range of industries.  Stepan is a leading merchant producer of surfactants, which are the key ingredients in consumer and industrial cleaning compounds.  The Company is also a leading supplier of Polyurethane polyols used in the expanding thermal insulation market, and CASE (Coatings, Adhesives, Sealants, Elastomers) industries.

Headquartered in Northfield, Illinois, Stepan utilizes a network of modern production facilities located in North and South America, Europe and Asia.

The common stock is traded on the New York Stock Exchange (NYSE) under the symbol SCL.  For more information about Stepan Company please visit the Company online at www.stepan.com

Contact: Scott D. Beamer                              (847) 446-7500

* * * * *

Tables follow

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied.  The most significant of these uncertainties are described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to), prospects for our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, the probability of new products, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, including the expenditures necessary to address and resolve environmental claims and proceedings, and general economic conditions.  These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Table I

STEPAN COMPANY

For the Three and Nine Months Ended September 30, 2015 and 2014

(Unaudited – 000’s Omitted)

	Three Months Ended September 30		Nine Months Ended September 30
	2015	2014	2015	2014
Net Sales	$444,011	$491,429	$1,356,876	$1,472,982
Cost of Sales	366,413	426,330	1,123,324	1,273,270
Gross Profit	77,598	65,099	233,552	199,712
Operating Expenses:
Selling	14,025	16,816	41,287	44,455
Administrative	12,154	14,933	55,548	38,416
Research, Development and Technical Services	12,625	11,097	37,012	35,151
	38,804	42,846	133,847	118,022
Gain on Sale of Product Line	—	—	2,862	—
Operating Income	38,794	22,253	102,567	81,690
Other Income (Expense):
Interest, Net	(3,837)	(2,846)	(10,760)	(8,824)
Loss from Equity in Joint Venture	(863)	(1,148)	(3,918)	(3,842)
Other, Net	(981)	(31)	(94)	499
	(5,681)	(4,025)	(14,772)	(12,167)
Income Before Income Taxes	33,113	18,228	87,795	69,523
Provision for Income Taxes	8,179	4,748	24,634	18,667
Net Income	24,934	13,480	63,161	50,856
Net Income Attributable to Noncontrolling Interests	(22)	11	(65)	6
Net Income Attributable to Stepan Company	$24,912	$13,491	$63,096	$50,862
Net Income Per Common Share Attributable to Stepan Company
Basic	$1.10	$0.59	$2.78	$2.24
Diluted	$1.09	$0.59	$2.76	$2.22
Shares Used to Compute Net Income Per Common Share Attributable to Stepan Company
Basic	22,732	22,726	22,731	22,754
Diluted	22,853	22,875	22,851	22,923

Table II

Reconciliation of Non-GAAP Net Income and Earnings Per Diluted Share

		Three Months Ended September 30				Nine Months Ended September 30
($ in thousands, except per share amounts)	2015	EPS	2014	EPS	2015	EPS	2014	EPS
Net Income Reported	$24,912	$1.09	$13,491	$0.59	$63,096	$2.76	$50,862	$2.22
Deferred Compensation Expense/ (Income)	(3,814)	$(0.17)	(2,687)	$(0.12)	778	$0.03	(6,665)	$(0.29)
Environmental Remediation Expense	—	—	2,651	0.12	341	$0.01	2,651	$0.12
Gain on Divestiture of Product Line	—	—	—	—	(1,774)	$(0.08)	—	—
Bad Debt Expense	—	—	2,124	$0.09	—	—	2,124	$0.09
Adjusted Net Income	$21,098	$0.92	$15,579	$0.68	$62,441	$2.73	$48,972	$2.14

* All amounts in this Table are presented after-tax

The Company believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP (Generally Accepted Accounting Principles) measures, are useful because that information is an appropriate measure for evaluating the Company’s operating performance.  Internally, the Company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to these indicators.  These measures should be considered in addition to, neither a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Table III

Deferred Compensation Plan

The full effect of the deferred compensation plan on quarterly pretax income was $6.2 million of income versus $4.3 million of income in the prior year quarter.  The year to date impact was $1.3 million of expense versus $10.8 million of income in the prior year.  The accounting for the deferred compensation plan results in operating income when the price of Stepan Company common stock or mutual funds held in the plan fall and expense when they rise.  The Company also recognizes the change in value of mutual funds as investment income or loss.  The quarter end market prices of Stepan Company common stock are as follows:

	2015				2014
	12/31	9/30	6/30	3/31	12/31	9/30	6/30	3/31
Stepan Company	N/A	$41.61	$54.11	$41.66	$40.08	$44.38	$52.86	$64.56

The deferred compensation income statement impact is summarized below:

	Three Months Ended September 30		Nine Months Ended September 30
($ in thousands)	2015	2014	2015	2014
Deferred Compensation
Administrative (Expense)	$6,922	$4,090	$(1,228)	$9,755
Other, net – Mutual Fund Gain	(770)	244	(27)	995
Total Pretax	$6,152	$4,334	$(1,255)	$10,750
Total After Tax	$3,814	$2,687	$(778)	$6,665

Table IV

Effects of Foreign Currency Translation

The Company’s foreign subsidiaries transact business and report financial results in their respective local currencies. As a result, foreign subsidiary income statements are translated into U.S. dollars at average foreign exchange rates appropriate for the reporting period. Because foreign exchange rates fluctuate against the U.S. dollar over time, foreign currency translation affects period-to-period comparisons of financial statement items (i.e., because foreign exchange rates fluctuate, similar period-to-period local currency results for a foreign subsidiary may translate into different U.S. dollar results).  Below is a table that presents the impact that foreign currency translation had on the changes in consolidated net sales and various income line items for the three and nine month periods ending September 30, 2015 as compared to 2014:

($ in millions)	Three Months Ended September 30		Increase (Decrease)	(Decrease) Due to Foreign Currency Translation
	2015	2014
Net Sales	$444.0	$491.4	$(47.4)	$(38.7)
Gross Profit	77.6	65.1	12.5	(6.5)
Operating Income	38.8	22.3	16.5	(4.1)
Pretax Income	33.1	18.2	14.9	(3.7)

($ in millions)	Nine Months Ended September 30		Increase (Decrease)	(Decrease) Due to Foreign Currency Translation
	2015	2014
Net Sales	$1,356.9	$1,473.0	$(116.1)	$(101.9)
Gross Profit	233.6	199.7	33.9	(16.5)
Operating Income	102.6	81.7	20.9	(10.2)
Pretax Income	87.8	69.5	18.3	(9.5)

Table V

Stepan Company

Consolidated Balance Sheets

September 30, 2015 and December 31, 2014

	2015 September 30	2014 December 31
ASSETS
Current Assets	$645,379	$575,556
Property, Plant & Equipment, Net	544,037	524,195
Other Assets	59,118	62,263
Total Assets	$1,248,534	$1,162,014
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$250,465	$249,513
Deferred Income Taxes	17,170	15,804
Long-term Debt	319,782	246,897
Other Non-current Liabilities	108,111	112,856
Total Stepan Company Stockholders’ Equity	551,584	535,546
Noncontrolling Interest	1,422	1,398
Total Liabilities and Stockholders’ Equity	$1,248,534	$1,162,014